Exhibit 99.6

Supplier Letter

June 28, 2017

Dear Valued Supplier,

I am pleased to share some exciting news. Spectranetics has reached an agreement to merge with Philips. Upon completion of the transaction, Spectranetics will be part of a dedicated, image-guided therapy (IGT) business group within Philips.

As you may know, Philips is a leading health technology company headquartered in Amsterdam, with a rich history of innovation and operations in more than 100 countries. Over the past few years, Philips has built a leading IGT business through strategic investments in R&D, partnerships, and technology licenses. Today, Philips offers integrated solutions comprising interventional imaging technologies and planning and navigation software combined with interventional devices and a broad range of services, all aimed at helping clinicians provide superior care at predictable costs.

Joining the Philips team represents a new chapter of growth for Spectranetics and we are excited about the opportunity to continue our partnership with our suppliers as we deliver even more options and services to our customers and the patients they serve.  As part of Philips, we intend to build upon our leadership in the IGT market and offer cutting edge tools and techniques to perform minimally invasive procedures effectively and efficiently. Given Philips’ global capabilities and commitment to innovation, the work we are doing for our customers and patients will be accelerated, and in many cases amplified beyond what we could accomplish as a standalone company.

We expect the transaction to close in the third quarter of 2017. Until then, we will continue to operate as an independent company and there will be no changes to our relationship with you.  Your day-to-day Spectranetics contacts will remain the same, and we expect a seamless transition once the transaction is completed.

We have attached a copy of the press release for your reference, and will keep you informed of important developments. As always, if you have any questions, please reach out to your Spectranetics contact.

We look forward to continuing to work with you as we take the next steps toward an exciting future.

Sincerely,

Scott Drake
President and CEO

Additional Information

The tender offer for the shares of outstanding common stock of Spectranetics has not yet commenced.  This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of Spectranetics.  The solicitation and offer to buy common stock of Spectranetics will only be made pursuant to an Offer to Purchase and related materials.  At the time the tender offer is commenced, Philips will file a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”) and Spectranetics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  Investors are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information, including the terms and conditions of the tender offer.  Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that Spectranetics files with the SEC at the SEC’s website at www.sec.gov, or free of charge from Spectranetics at www.spectranetics.com/investor-relations or by directing a request to Investor Relations, at 719-447-2292 or ir@spnc.com.

Forward-Looking Statements

This communication contains forward-looking statements in addition to historical information. We use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings to identify such forward-looking statements. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. These forward-looking statements may relate to such matters as Spectranetics’ industry, business strategy, goals and expectations concerning Spectranetics’ market position, future operations, future performance or results, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings.  The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the subsequent merger; (ii) the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Spectranetics’ stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for Spectranetics will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement dated June 27, 2017, among Spectranetics, Philips Holding USA Inc. and Healthtech Merger Sub, Inc. (the “Merger Agreement”), including in circumstances which would require Spectranetics to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the transactions contemplated by the Merger Agreement; (viii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Spectranetics’ ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (ix) risks related to diverting management’s attention from Spectranetics’ ongoing business operations; (x) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability and (xi) other factors as set forth from time to time in Spectranetics’ filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2016 and any subsequent Form 10-Qs.  Any forward-looking statement made by us in this communication speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.